Exhibit 99.1

B&G Foods Reports Financial Results for First Quarter 2018

— Generates Net Cash Provided by Operating Activities of $73.7 Million for the Quarter  —

— Reaffirms Full Year 2018 Guidance —

Parsippany, N.J., May 3, 2018—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2018.

Executive Summary (vs. year-ago quarter where applicable):

•	Net sales increased 4.7% to $431.7 million
•	Diluted earnings per share decreased 36.7% to $0.31
•	Adjusted diluted earnings per share[1] decreased 5.2% to $0.55
•	Adjusted EBITDA[1] decreased 2.9% to $89.4 million
•	Net cash provided by operating activities increased to $73.7 million from $2.5 million in the first quarter of 2017
•	Guidance for full year fiscal 2018 reaffirmed:
o	Net sales reaffirmed at a range of $1.720 billion to $1.755 billion
o	Adjusted EBITDA reaffirmed at a range of $347.5 million to $365.0 million
o	Adjusted diluted earnings per share reaffirmed at a range of $2.05 to $2.25

Robert C. Cantwell, President and Chief Executive Officer of B&G Foods stated, “When we laid out our vision for 2018 earlier this year, we expressed our belief that during 2018 we would return to modest growth, stable margins and strong free cash flow generation, benefiting in part from our inventory reduction plan, and we delivered on those expectations in the first quarter.

Overall, our net sales increased 4.7% for the quarter and we had a balanced performance across our portfolio, led by the strength of our largest brand - Green Giant.  Net sales of Green Giant frozen products increased by $10.8 million or 12.8% during the quarter.  This marks the fourth consecutive quarter of double digit growth in net sales of Green Giant frozen products.  The key driver of the growth for Green Giant frozen has been the successful launch and adoption of our innovation products, which now include Green Giant Veggie SpiralsTM,  Green Giant Riced Veggies, Green Giant Veggie Tots and Green Giant Mashed Cauliflower.  We are offering consumers new ways to consume vegetables at home and they are responding positively to our Green Giant products.”

Mr. Cantwell continued, “We generated $89.4 million of adjusted EBITDA, which as a percentage of net sales is 20.7%, $36.4 million in adjusted net income1 and $0.55 in adjusted diluted earnings per share, all supportive of our full year fiscal 2018 guidance.  Importantly, we generated net cash provided by operating activities of $73.7 million compared to $2.5 million in the first quarter of last year.  We also reduced debt by $125.0 million during the first quarter and an additional

1    Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “EBITDA,” and “adjusted EBITDA” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

$25.0 million in April.  We also reduced our inventory by $46.5 million during the quarter and we now expect to achieve the high end of our $75.0 million to $100.0 million inventory reduction program by the end of the year.”

Financial Results for the First Quarter of 2018

Net sales increased $19.4 million, or 4.7%, to $431.7 million for the first quarter of 2018 from $412.3 million for the first quarter of 2017. Net sales of Back to Nature, acquired on October 2, 2017, contributed $20.0 million to the Company’s net sales for the first quarter of 2018.

Base business net sales for the first quarter of 2018 increased $1.1 million, or 0.3%, to $411.1 million from $410.0 million for the first quarter of 2017. The $1.1 million increase was attributable to an increase in net pricing of $1.2 million, or 0.3%, partially offset by a decrease in unit volume of $0.1 million.

Net sales of Green Giant frozen products for the first quarter of 2018 increased $10.8 million, or 12.8%, compared to the first quarter of 2017.  This growth was driven by Green Giant frozen innovation products.  Other brands that performed well during the quarter include Cream of Wheat, whose net sales increased 11.2%, Ortega, whose net sales increased 4.1%, and Victoria, whose net sales increased 11.0%.  This performance was offset, in part, by Pirate Brands, whose net sales decreased 17.9%, largely due to the timing of promotional activities,  Maple Grove Farms of Vermont, whose net sales decreased 9.1%, Mama Mary’s, whose net sales decreased 9.8% and Green Giant shelf stable, whose net sales decreased by 6.9%.

Gross profit was $103.4 million for the first quarter of 2018 compared to $121.2 million for the first quarter of 2017.  Gross profit expressed as a percentage of net sales decreased to 23.9% in the first quarter of 2018 from 29.4% in the first quarter of 2017.  Excluding the negative impact of $16.1 million of non-recurring expenses, including the non-cash accounting impact of the Company’s inventory reduction plan, and acquisition-related expenses, including Back to Nature integration expenses, gross profit as a percentage of net sales was 27.7% for the quarter.  The remaining 1.7 percentage point decrease in gross profit percentage was attributable to industry-wide and anticipated increases in freight expenses, partially offset by procurement savings, a decrease in warehousing expenses and an increase in net pricing.

Selling, general and administrative expenses decreased $5.9 million, or 12.3%, to $42.6 million for the first quarter of 2018 from $48.5 million for the first quarter of 2017.  The decrease was composed of a decrease in acquisition-related and non-recurring expenses of $5.4 million, reduced consumer marketing expenses of $1.8 million and reduced warehousing expenses of $0.7 million, partially offset by other increases of $2.0 million.  Expressed as a percentage of net sales, selling, general and administrative expenses improved by 1.9 percentage points to 9.9% for the first quarter of 2018 compared to 11.8% for the first quarter of 2017.

Net interest expense increased $8.7 million, or 44.1%, to $28.3 million for the first quarter of 2018 from $19.6 million in the first quarter of 2017.  The increase was primarily attributable to additional borrowings made in the fourth quarter of 2017 to fund the Back to Nature acquisition and in the second and fourth quarters of 2017 in connection with our senior notes offerings.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $20.5 million, or $0.31 per diluted share for the first quarter of 2018, as compared to reported net income of $32.8 million, or $0.49 per diluted share, for the first quarter 2017.  The Company’s adjusted net income for the first quarter of 2018, which excludes the after-tax impact of loss on extinguishment of debt, acquisition-related and non-recurring expenses and the non-cash accounting impact of the Company’s inventory reduction plan, was $36.4 million, or $0.55 per adjusted diluted share.  The Company’s adjusted net income for the first quarter of 2017, which excludes the after-tax impact of loss on extinguishment of debt, acquisition-related and non-recurring expenses, acquisition-related inventory step-up and loss on sale of assets was $38.5 million, or $0.58 per adjusted diluted share.

For the first quarter of 2018, adjusted EBITDA, which excludes acquisition-related and non-recurring expenses and the non-cash accounting impact of the Company’s inventory reduction plan, was $89.4 million, a  decrease of 2.9%, or $2.6 million, compared to $92.0 million for the first quarter of 2017.  Adjusted EBITDA as a percentage of net sales was 20.7% for the first quarter of 2018.

-  2  -

Guidance

B&G Foods reaffirmed its guidance for full year 2018.  Net sales are expected to be approximately  $1.720 billion to $1.755 billion, adjusted EBITDA is expected to be approximately $347.5 million to $365.0 million and adjusted diluted earnings per share is expected to be approximately $2.05 to $2.25.  The full year 2018 net sales guidance includes the impact of the new FASB revenue recognition standard, which the Company estimates will reduce net sales in 2018 by approximately $21.5 million.2

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition-related and non-recurring expenses, gains and losses;  the non-cash accounting impact of the Company’s inventory reduction plan; restructuring expenses; gains and losses on the sale of assets and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, May 3, 2018.  The call will be webcast live and can be accessed at ir.bgfoods.com.  The call can also be accessed live over the phone by dialing (866) 548-4713 for U.S. callers or (323) 794-2093 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412) 317-6671 for international callers; the password is 9493777.  The replay will be available from May 3, 2018 through May 17, 2018.  Investors may also access a web-based replay of the call at ir.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, and amortization of acquired inventory fair value step-up,  and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” and “base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per

2    In May 2014, the Financial Accounting Standards Board (FASB) issued authoritative guidance related to new accounting requirements for the recognition of revenue from contracts with customers. The Company adopted this guidance and the related amendments as of the beginning of our fiscal 2018, applying the full retrospective transition approach to all contracts. Based on the Company’s comprehensive assessment of the new guidance, the Company has concluded that the adoption does not have a significant impact to the Company’s core revenue generating activities. However, the adoption resulted in a change in presentation of certain trade and consumer promotion expenses, specifically in-store display incentives also referred to as marketing development funds. In-store display incentives or marketing development funds were previously recorded within selling, general and administrative expenses in the Company’s consolidated statements of operations. Upon the adoption of the new guidance, this expense will not meet the specific criteria within the new guidance of providing a “distinct” good or service, and therefore, is required to be presented as a reduction of the Company’s net sales. The Company currently anticipates that the impact of this change will result in a reduction of net sales and selling, general and administrative expenses by approximately $21.5 million during 2018, the first year of adoption, with no impact to net income.

-  3  -

share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the first quarter of 2018 and 2017, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature,  B&G,  B&M,  Cream of Wheat,  Green Giant,  Las Palmas,  Le Sueur,  Mama Mary’s,  Maple Grove Farms,  Mrs. Dash,  New York Style,  Ortega,  Pirate’s Booty,  Polaner,  SnackWell’s,  Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share,  inventory and overall expectations for fiscal 2018.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully implement a new enterprise resource planning (ERP) system;  the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.    B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

-  4  -

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

-  5  -

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31,	December 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$118,144	$206,506
Trade accounts receivable, net	160,758	141,392
Inventories	455,364	501,849
Prepaid expenses and other current assets	17,776	20,054
Income tax receivable	15,788	16,794
Total current assets	767,830	886,595

Property, plant and equipment, net of accumulated depreciation of $209,609 and $200,664	271,750	272,192
Goodwill	650,568	649,292
Other intangibles, net	1,743,711	1,748,220
Other assets	1,520	1,617
Deferred income taxes	3,384	3,122
Total assets	$3,438,763	$3,561,038

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$111,313	$122,358
Accrued expenses	60,880	48,067
Income tax payable	68	139
Dividends payable	30,966	30,922
Total current liabilities	203,227	201,486

Long-term debt	2,096,897	2,217,574
Other liabilities	24,854	24,881
Deferred income taxes	241,137	236,278
Total liabilities	2,566,115	2,680,219

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 66,593,120 and 66,499,044 shares issued and outstanding as of March 31, 2018 and December 30, 2017	666	665
Additional paid-in capital	234,827	266,789
Accumulated other comprehensive loss	(17,513)	(20,756)
Retained earnings	654,668	634,121
Total stockholders’ equity	872,648	880,819
Total liabilities and stockholders’ equity	$3,438,763	$3,561,038

-  6  -

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,	April 1,
	2018	2017(1)
Net sales	$431,729	$412,307
Cost of goods sold	328,373	291,088
Gross profit	103,356	121,219

Operating expenses:
Selling, general and administrative expenses	42,568	48,520
Amortization expense	4,609	4,472
Operating income	56,179	68,227

Other income and expenses:
Interest expense, net	28,306	19,647
Loss on extinguishment of debt	2,778	118
Other income	(2,054)	(2,597)
Income before income tax expense	27,149	51,059
Income tax expense	6,602	18,295
Net income	$20,547	$32,764

Weighted average shares outstanding:
Basic	66,518	66,474
Diluted	66,715	66,784

Basic and diluted earnings per share	$0.31	$0.49

Cash dividends declared per share	$0.465	$0.465

(1)

Net sales, gross profit, selling, general and administrative expenses, operating income and other income have been adjusted as a result of our retrospective adoption of new accounting standards relating to revenue recognition and the presentation of net periodic pension cost and net periodic postretirement benefit cost.  The adjustments described above had no impact on net income or earnings per share.

-  7  -

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	First Quarter Ended
	March 31,	April 1,
	2018	2017
Net income	$20,547	$32,764
Income tax expense	6,602	18,295
Interest expense, net	28,306	19,647
Depreciation and amortization	13,064	12,218
Loss on extinguishment of debt	2,778	118
EBITDA(1)	71,297	83,042
Acquisition-related and non-recurring expenses	3,269	5,842
Inventory reduction plan impact	14,850	—
Amortization of acquisition-related inventory step-up	—	1,550
Loss on sale of assets	—	1,608
Adjusted EBITDA(1)	89,416	92,042
Income tax expense	(6,602)	(18,295)
Interest expense, net	(28,306)	(19,647)
Acquisition-related and non-recurring expenses	(3,269)	(5,842)
Inventory reduction plan impact	(14,850)	—
Write-off of property, plant and equipment	21	—
Deferred income taxes	4,821	10,280
Amortization of deferred financing costs and bond discount	1,545	1,331
Amortization of acquisition-related inventory step-up	—	(1,550)
Share-based compensation expense	838	1,143
Changes in assets and liabilities, net of effects of business combinations	30,130	(56,969)
Net cash provided by operating activities	$73,744	$2,493

(1)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets),  non-recurring expenses, gains and losses and the non-cash accounting impact of our inventory reduction plan. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related and non-recurring expenses, gains and losses,  and the non-cash accounting impact of our inventory reduction plan because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.  We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indentures contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics.  However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

-  8  -

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related and non-recurring expenses,  gains and losses,  the non-cash accounting impact of our inventory reduction plan and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

-  9  -

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,	April 1,
	2018	2017
Reported net income	$20,547	$32,764
Loss on extinguishment of debt, net of tax(1)	2,102	74
Acquisition-related and non-recurring expenses, net of tax	2,474	3,661
Inventory reduction plan impact, net of tax(2)	11,238	—
Acquisition-related inventory step-up, net of tax(3)	—	971
Loss on sale of assets, net of tax(4)	—	1,008
Adjusted net income	$36,361	$38,478
Adjusted diluted earnings per share	$0.55	$0.58

(1)

Loss on extinguishment of debt for the first quarter of 2018 includes the write-off of deferred debt financing costs and unamortized discount of $2.4 million and $0.4 million, respectively, relating to the repayment of outstanding borrowings under the tranche B term loans.  Loss on extinguishment of debt for the first quarter of 2017 includes the write-off of deferred debt financing costs and unamortized discount of $0.1 million and less than $0.1 million, respectively, relating to the refinancing of our tranche B term loans.

(2)

Inventory reduction plan impact for the first quarter of 2018 relates to the allocation of certain fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the first quarter of 2018.

(3)	Acquisition-related inventory step-up for the first quarter of 2017 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the spices & seasonings acquisition.
(4)

During the first quarter of 2017, we sold to a third-party co-packer our Le Sueur, Minnesota research center, including the seed technology assets, property, plant and equipment.  We acquired the research center and related assets on November 2, 2015, as part of the Green Giant acquisition.  The sale resulted in a $1.6 million loss on sale of assets.

-  10  -

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	First Quarter Ended
	March 31,	April 1,
	2018	2017
Reported net sales	$431,729	$412,307
Net sales from acquisitions(1)	(20,040)	—
Net sales of non-branded IQF bulk rice products(2)	(578)	(2,327)
Base business net sales(3)	$411,111	$409,980

(1)	Reflects net sales for Back to Nature for the first quarter of 2018, for which there is no comparable period of net sales in 2017. Back to Nature was acquired on October 2, 2017.
(2)

Reflects net sales of non-branded individually quick frozen (IQF) bulk rice products, which is a business we acquired with Green Giant, and which we are excluding from reported net sales for the purposes of calculating base business net sales because we do not consider the non-branded IQF rice products to be part of our core business or material.

(3)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  We define base business net sales as our net sales excluding (1) the impact of acquisitions until at least one full quarter of net sales from acquisitions are included in both comparable periods, (2) net sales of discontinued brands and (3) net sales of our IQF bulk rice business, see footnote 2 above.  The portion of current period net sales attributable to recent acquisitions for which there is not at least one full quarter of net sales in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the last day of the quarter in which the first anniversary of the date of acquisition occurs, and the period from the date of acquisition to the end of the quarter in which the acquisition occurred.  For discontinued brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of our business without the effect of the timing of acquisitions and the effect of discontinued brands.

The definition of base business net sales set forth above, as it relates to acquisitions, was modified in the fourth quarter of 2017.  Under the Company’s previous definition of base business net sales, for each acquisition, the excluded period started at the beginning of the most recent fiscal period being compared and ended on the first anniversary of the acquisition date.  The Company believes that it is more useful to measure base business net sales on a full quarter basis.  The definition of base business net sales set forth above was modified in the first quarter of 2018 to exclude net sales of our IQF bulk rice business.

-  11  -